EXHIBIT 10.1

BILL OF SALE

THIS BILL OF SALE (this "Bill of Sale") is made and entered into as of May 11, 2016 by and among Signalshare Infrastructure, Inc., a Nevada corporation (the "Debtor"), Single Digits, Inc., a New Hampshire corporation (the "Buyer"), and Cenfin, LLC, a Delaware limited liability company and senior secured party to the Debtor pursuant to Article 9 of the Uniform Commercial Code (the "Lender", and together with the Debtor and the Buyer, the "Parties").

RECITALS

A.     On March 24, 2015, the Debtor and the Lender entered into that certain Amended and Restated Revolving Credit and Security Agreement (as further amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), under which, among other things, the Lender was granted a first priority continuing security interest in all assets of the Debtor (the "Collateral"). Without limiting the generality of the foregoing, the Collateral includes all accounts receivable, as well as the tangible items of personal property (by location) and service contracts listed on the attached Exhibit A but not including cash and cash equivalents of Debtor (whether held by Lender or otherwise) as of the Closing.

B.     On March 24, 2015, the Lender perfected its security interest in the Collateral by filing a UCC-1 financing statement with the Nevada Secretary of State, bearing filing number 2015007569-4. There is no intercreditor or other agreement among the Lender and the Other Secured Parties (as defined below) which establishes a priority of the security interests of any of the Other Secured Parties in the Collateral over the security interests of Lender.

C.     On February 10, 2016, the Lender sent a Notice of Default, Acceleration and Demand for Payment (the "Notice of Default") to the Debtor, due to the Debtor's defaults under the terms of the Credit Agreement. The Lender reserved all of its rights and remedies, including those pursuant to the Uniform Commercial Code as adopted by the State of New York (the "UCC").

D.     On April 18, 2016, the Lender delivered by overnight mail a Notice of Public Sale of Collateral (the "Notice of Sale") to the Debtor and the other parties listed in the Notice of Sale in accordance with Section 9-611 of the UCC. By the Notice of Sale, the Lender informed the Debtor and the other parties listed in the Notice of Sale that the Lender would conduct a foreclosure sale for the Collateral pursuant to Article 9 of the UCC (the "Foreclosure Sale"). The Notice of Sale was also published in The Wall Street Journal on April 25, 2016, and in the New York Times on April 27, 2016.

E.     On May 3, 2016, the Lender conducted the Foreclosure Sale. Present at the Foreclosure Sale were the Lender and the Buyer, and a representative of the Debtor participated telephonically. In advance of the Foreclosure Sale, the Buyer submitted to the Lender an initial deposit of $50,000 by wire transfer (the "Initial Deposit Amount"), pursuant to the terms of the Notice of Sale.

F.     At the Foreclosure Sale, the Buyer submitted, and the Lender accepted, a winning bid (the "Winning Bid") in the form of $700,000 (the "Cash Consideration") plus Debtor's cash as of the Closing for all the Collateral (the "Purchased Assets"), except for those certain assets and/or contracts listed on Exhibit B attached hereto (the "Excluded Assets").

G.     Lender has control agreements in place with Wells Fargo Bank respecting certain of Debtor's currently active deposit and other bank accounts (the "Controlled Accounts") and Wells Fargo is following their process in sweeping all funds deposited into the Controlled Accounts into an account controlled by Lender (the "Lender's Account"). All funds in the Lender's Account as of the Closing are excluded from the Purchased Assets. Any funds received in Lender's Account from the Controlled Accounts after the Closing that were not in the Debtor's accounts as of the Closing are part of the Purchased Assets (the "Future Received Cash").

H.     All of the statements contained in these Recitals are an integral part of this Bill of Sale and are being relied upon by Buyer in purchasing the Collateral pursuant to this Bill of Sale.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and other good and valuable consideration as described herein, the Parties hereby agree as follows:

1.     Purchase and Sale of Assets. The Debtor, in consideration of Buyer's Winning Bid, hereby sells, transfers, assigns, conveys, grants and delivers to Buyer all right, title and interest in and to the Collateral, except for the Excluded Assets, free and clear of all liens, claims or encumbrances, including without limitation, pursuant to Section 9-611 of the UCC, the perfected security interests of Lender and other lenders identified in the UCC Search prepared by CT Lien Solutions as of March 31, 2016 attached hereto as Exhibit C (the "Other Secured Parties"), effective as of immediately prior to the opening of business on the date hereof (the "Effective Time", and references herein to "as of the Closing" shall mean as of the Effective Time). At the Effective Time, the Buyer shall pay to the Lender the Cash Consideration minus (a) the Initial Deposit Amount and minus (b) $207,106.72 (such amount representing 75% of the deposits received by the Debtor prior to the closing of the Foreclosure Sale for future installations for which work has not been substantially completed ("Future Installations"), (a list of such deposits is set forth on Exhibit D attached hereto)) and plus (c) the dollar amount of equipment that has been paid for, for use in Future Installations, which as of Closing is estimated to be $0 (the "Estimated Equipment Spend"), in cash or in immediately available funds by wire transfer to such account as the Lender shall designate. Furthermore, Debtor and Lender shall execute and deliver to Buyer such additional instruments and documents, and take such actions, as reasonably requested by Buyer to consummate the conveyance of the Collateral to Buyer, including without limitation the transfer of cash and cash equivalents included in the Collateral to Buyer's account(s). Debtor has provided Buyer with information indicating that the amount of accounts receivable included in the Collateral is approximately $440,000 as of May 9, 2016.

2.     Post-Closing True-Ups. On the date that is seven (7) days after the date hereof, Buyer shall provide to Lender a reasonably detailed accounting of any cash or cash equivalents received by Buyer from Debtor that was in Debtor accounts as of the Effective Time (the "Buyer Received Cash") and Buyer shall pay, in immediately available funds to an account specified by Lender, to Lender the amount of any such Buyer Received Cash. On the date that is 30 days after the date hereof Buyer shall: (a) provide to Lender a reasonably detailed accounting of the actual dollar amount of equipment that was paid for at Closing for use in Future Installations (the "Actual Equipment Spend") and (b) pay to Lender, in immediately available funds to an account specified by Lender, the amount by which the Actual Equipment Spend exceeds the Estimated EquipmentSpend, if any. If the Estimated Equipment Spend exceeds the Actual Equipment Spend, Lender shall pay to Buyer, in immediately available funds to an account specified by Buyer, the amount of such excess, unless Lender has a good faith dispute as to such amount, in which case the parties shall mutually resolve such dispute within 30 days.

3.     Assigned Contracts. Notwithstanding the inclusion of certain contracts and agreements entered into by the Debtor with third parties in the Collateral, Buyer reserves the right to select which agreements and contracts it elects to accept as assignee and assume the associated obligations and liabilities. Buyer shall promptly notify Debtor as to which agreements and contracts it has elected to assume. Lender is not a party to this Section 3.

4.     No Representations or Warranties. This sale is WITHOUT RECOURSE AND WITHOUT WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, and on an "AS IS" and "WHERE IS" basis.

5.     Controlled Accounts. Lender covenants to Buyer that it shall not take action to terminate the sweep arrangement respecting the Controlled Accounts as described in the Recitals for a period of ninety (90) days following the closing of the Foreclosure Sale. Lender also agrees to promptly forward to Buyer any Future Received Cash. Furthermore, Debtor covenants to Buyer and Lender that it will deposit into the Controlled Accounts any and all funds received on or after the date hereof in respect of or related to the business, assets and operations being transferred to Buyer hereunder.

3.     Assigned Contracts. Notwithstanding the inclusion of certain contracts and agreements entered into by the Debtor with third parties in the Collateral, Buyer reserves the right to select which agreements and contracts it elects to accept as assignee and assume the associated obligations and liabilities. Buyer shall promptly notify Debtor as to which agreements and contracts it has elected to assume. Lender is not a party to this Section 3.

4.     No Representations or Warranties. This sale is WITHOUT RECOURSE AND WITHOUT WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, and on an "AS IS" and "WHERE IS" basis.

5.     Controlled Accounts. Lender covenants to Buyer that it shall not take action to terminate the sweep arrangement respecting the Controlled Accounts as described in the Recitals for a period of ninety (90) days following the closing of the Foreclosure Sale. Lender also agrees to promptly forward to Buyer any Future Received Cash. Furthermore, Debtor covenants to Buyer and Lender that it will deposit into the Controlled Accounts any and all funds received on or after the date hereof in respect of or related to the business, assets and operations being transferred to Buyer hereunder.

6.     No Assumption of Obligations or other Liabilities. In no event shall Buyer be deemed to have assumed, and does not hereby assume, any obligations or liabilities of Debtor, except for contractual obligations of Debtor expressly assumed by Buyer as provided in Section 3 above.

7.     Governing Law. This Bill of Sale shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the state of Delaware. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Illinois state or federal court located in the city of Chicago, in the state of Illinois, the parties hereto hereby submitting to such exclusive jurisdiction.

8.     Assignment. This Bill of Sale (and the rights and obligations of any party hereunder) shall not be assignable by any party hereto without the prior written consent of Lender and Buyer. This Bill of Sale shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Bill of Sale, expressed or implied, is intended or shall be construed to confer upon any person or entity other than the parties any right, remedy or claim.

9.     Execution in Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Lender and Buyer.

10.   Entire Agreement; Amendments. This Bill of Sale and the documents delivered pursuant hereto contain the entire understanding of Buyer and Lender with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Bill of Sale shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of Buyer and Lender.

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IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be duly executed and delivered as of May 11, 2016.

DEBTOR:

SIGNALSHARE INFRASTRUCTURE, INC.,
A Nevada corporation

By:  CENFIN, LLC, a Delaware limited liability
        company,  as attorney in fact

By: /s/   Matt Hulsizer
Name:    Matt Hulsizer
Title:      Manager

LENDER:

CENFIN LLC,
a Delaware limited liability company

By: /s/   Matt Hulsizer
Title:      Manager

BUYER:

SINGLE DIGITS, INC.,
a New Hampshire corporation

By: /s/   Robert Goldstein
Name:    Robert Goldstein
Title:      CEO